Exhibit 99.1

Golden Enterprises, Inc. Releases 2nd Quarter Earnings

BIRMINGHAM, Ala.--(BUSINESS WIRE)--Golden Enterprises, Inc.’s (NASDAQ: GLDC) Board of Directors today declared a quarterly dividend of $.03125 per share payable January 30, 2008 to stockholders of record on January 21, 2008.

Golden Enterprises, Inc.’s basic and diluted income per share for the thirteen weeks ended November 30, 2007 was $.02 compared to $(.02) for the thirteen weeks ended December 1, 2006 on net sales of $27,504,759 versus $26,596,212, an increase of 3% compared to 2006. Golden Flake continues to increase sales in existing markets, while constantly seeking new areas of growth throughout the region.

Selling, general and administrative expenses increased $230,398 for the thirteen weeks ended and $112,256 for the twenty-six week period. Looking forward, the company expects sales to continue to increase, but commodity prices are projected to reach record highs which will continue to have an effect on both manufacturing and distribution costs. The Company was also impacted by incremental costs associated with meeting the new requirements under the Sarbanes-Oxley regulations.

For the twenty-six weeks ended November 30, 2007, total net sales were $55,898,987, up 3% compared to $54,421,150 last year. The basic and diluted income per share was $.09 compared to $.00 last year. Net income increased $434,453 for the thirteen weeks ended, and $1,056,603 for the twenty six week period. A contributing factor to the increase is a decrease in cost of sales by $285,342 or 1% for the twenty-six week period.

In November 2007, Golden Flake introduced a new energy loaded baked potato flavor, “Overload”, to enhance its portfolio of quality snack products. Golden Flake provides consumers an alternative snack choice in the escalating energy food market. The Company expects this flavor to compliment the “Phoenix Fury” NRG Potato Chip that was introduced in August 2007.

The following is a summary of net sales and income information for the thirteen weeks and twenty-six weeks ended November 30, 2007 and December 1, 2006.

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	November 30,	December 1,	November 30,	December 1,
	2007	2006	2007	2006
Net sales	$27,504,759	$26,596,212	$55,898,987	$54,421,150

Income before income taxes	343,540	(378,973)	1,678,577	(29,938)
Income taxes	148,215	(139,845)	640,879	(11,033)
Net income	$195,325	$(239,128)	$1,037,698	$(18,905)

Basic and diluted income per share	$0.02	$(0.02)	$0.09	$0.00

Basic weighted shares outstanding	11,825,742	11,835,330	11,830,515	11,835,330

Diluted weighted shares outstanding	11,825,742	11,835,330	11,830,515	11,835,330

This News Release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those forward-looking statements. Factors that may cause actual results to differ materially include price competition, industry consolidation, raw material costs and effectiveness of sales and marketing activities, as described in the Company’s filings with the Securities and Exchange Commission.

CONTACT:
Golden Enterprises, Inc.
Patty Townsend, 205-458-7132